Exhibit 99(a)

VULCAN ENERGY CORPORATION

505 FIFTH AVENUE SOUTH

SEATTLE, WASHINGTON 98104

July 20, 2004

Via Facsimile (832) 239-6210

Plains Resources Inc.

700 Milam Street, Suite 3100

Houston, Texas 77002

Attn: Board of Directors

Gentlemen:

Further to our letter we sent you on July 19, 2004, attached for your information is a model illustrating the value that is likely to be achievable in a leveraged recapitalization. In our model, we use reasonable assumptions that we have discussed with you and detailed in our July 19th letter and that you have further clarified in your July 19th press release. As we have also discussed, we arrive at an implied share price for the post-recapitalized Plains Resources of $12.07 - $14.13 per share. In addition, we have provided a net asset value analysis which clearly shows that the net asset value per share, after giving effect to a $7.95 to $8.35 per share embedded tax liability, is $11.46 to $12.05.

We remain committed to completing our $17.25 per share all-cash transaction with Plains Resources.

Respectfully,

/s/ David N. Capobianco

David N. Capobianco

Vice President

Attachment

cc: R. Joel Swanson, Baker Botts L.L.P.

Plains Resources Inc.

Recapitalization Analysis assuming Tender @ $18.00 per share

	PLX Pro forma Recapitalization Value
	Midpoint (a)	High end (b)
PAA 2005E LP Distribution	$2.44	$2.58
PAA LP units	12.4	12.4
LP unit cash flow	30.3	32.0
PAA General Partner cash flow (c)	6.5	7.9

Total Cash Flow	$36.7	$39.8
Less: G&A	(2.5)	(2.5)

EBIT	$34.2	$37.3
Interest expense @ 7.5% rate	(11.3)	(11.3)

Pre-tax income	$23.0	$26.1
Taxes @ 20% rate	(4.6)	(5.2)

Free Cash Flow	$18.4	$20.9
Free Cash Flow Multiple	12.5x	12.5x
PLX Equity capitalization	$230.0	$261.0
Pro forma average 2005 fully-diluted shares	19.1	19.0

PLX post-Recap share price	$12.07	$13.75

	PLX pro forma share price sensitivity
Tender Price
$17.00	$12.40	$14.13
$18.00	$12.07	$13.75

Summary Recapitalization Assumptions

Tender Price per share	$18.00

New Debt raised	$150.0
Calumet sale proceeds	20.0

Total Sources of Cash	$170.0

Repayment of Net debt	(28.1)
Fees and Expenses	(38.0)

Cash available for Tender	$103.9

(a)	Plains All American LP distribution as per PLX Board of Directors, July 19th, 2004 press release.
(b)	Plains All American LP distribution based on high end of guidance, as per PAA press release dated June 16th, 2004.
(c)	Plains All American LP units outstanding as per PAA 8-K dated June 16th, 2004.

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Plains Resources Inc.

Recapitalization Analysis assuming Tender @ $18.00 per share

Cash Sources and Uses—Comparison to LUK Model

LUK Assumptions

New Debt issued	$175.0
Calumet sale proceeds	35.0

LUK Sources	$210.0
Repayment of Net debt	(10.0)
Transaction / Financing fees	(5.0)
Management Severance	(5.0)
Vulcan Capital Expenses	(6.0)

LUK Cash Available for Tender	$184.0

Adjustments for Inaccurate Assumptions

Less: Incremental debt over reasonable leverage ($150MM)	(25.0)
Less: Net debt understatement	(18.1)
Less: Calumet sale proceeds overstatement	(15.0)
Less: Vulcan break-up fee (a)	(15.0)
Less: PLX transaction-related expenses (a)	(5.0)
Less: 280G tax gross-up payment related to severance	(2.0)

Cash Available for Tender	$103.9

LUK Overstatement of Cash Available for Tender	$80.1

Net Debt Calculation (b)
Short-term Debt	$20.0
Long-term Debt	25.0
Funded working capital (c)	4.0
Cash	(15.8)
Restricted cash	(5.1)

Net Debt	$28.1

(a)	Based on PLX proxy statement dated June 23rd, 2004.
(b)	PLX public filings.
(c)	Estimate based upon PLX working capital needs.

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PLX Net Asset Value

PLX Net Asset Value
($ in millions)
	Low	High
Price of PAA LP Unit	$35.40	$35.40
Number of PAA LP Units	12.4	12.4

LP Unit Valuation	$439.0	$439.0
GP Valuation	70.0	90.0
Calumet Florida Oil & Gas Valuation	20.0	25.0

Pre-Tax Enterprise Value (LP+GP+Florida)	$529.0	$554.0
Tax Liability @ 40.0%	(200.7)	(210.7)

Net Asset Value	$328.3	$343.3
Net Debt	(28.1)	(28.1)
Fees and Expenses	(11.0)	(11.0)

Equity Value	$289.2	$304.2
Fully Diluted Shares Outstanding	25.2	25.2

Net Asset Value After Tax ($ / Share)	$11.46	$12.05
Tax Liability ($ / Share)	$7.95	$8.35

Tax Liability Calculation
Pre-Tax Enterprise Value (LP+GP+Florida)	$529.0	$554.0
Tax Basis	(12.3)	(12.3)

Embedded Gain (Enterprise Value — Tax Basis)	$516.7	$541.7
NOL	(15.0)	(15.0)

Embedded Gain Post-NOL	$501.7	$526.7

Tax Liability @ 40.0%	$200.7	$210.7

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